SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                                NETCENTIVES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64108P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 25 Pages
                       Exhibit Index Contained on Page 22



-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 2 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
               NUMBER                      5      SOLE VOTING POWER                   -0-
                 OF                     --------- ----------------------------------------------------------------------------
               SHARES                      6      SHARED VOTING POWER
            BENEFICIALLY                          25,000 shares, of which 20,160 shares are directly owned by
           OWNED BY EACH                          Integral Capital Partners III, L.P. ("ICP3") and 4,840 shares are
             REPORTING                            directly owned by Integral Capital Partners International III,
               PERSON                             L.P. ("ICPI3"). ICM3 is the general partner of ICP3 and the
                WITH                              investment general partner of ICPI3.
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        25,000 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               25,000 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.06%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 3 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)              (b) X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         1,686,213 shares, which shares are directly owned by Integral
            OWNED BY EACH                         Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner
              REPORTING                           of ICP4.
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        1,686,213 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,686,213 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.95%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 4 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)              (b) X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         8,349 shares, which shares are directly owned by Integral Capital
            OWNED BY EACH                         Partners IV MS Side Fund, L.P. ("Side Fund").  Integral NBT is
              REPORTING                           the general partner of Side Fund
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        8,349 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                8,349 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 64108P101                                              13D        Page 5 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         148,240 shares, which are directly owned by Integral Capital
            OWNED BY EACH                         Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        148,240 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              148,240 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.35%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!



-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 64108P101                                              13D        Page 6 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         1,760 shares, which are directly owned by Integral Capital
            OWNED BY EACH                         Partners V Side Fund, L.P. ("ICP5 Side Fund").  ICP Management 5
              REPORTING                           is the general partner of ICP5 Side Fund.
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        1,760 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,760 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!



-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 7 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited Partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         20,160 shares are directly owned by ICP3.  Integral Capital
            OWNED BY EACH                         Management III, L.P. is the general partner of ICP3.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        20,160 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               20,160 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.05%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 8 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)            (b)   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         4,840 shares are directly owned by ICPI3.  Integral Capital
            OWNED BY EACH                         Management III, L.P. is the investment general partner of ICPI3.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        4,840 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                4,840 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 9 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)            (b)    X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         1,686,213  shares  are  directly  owned by ICP4.  Integral  Capital
            OWNED BY EACH                         Management  IV, LLC is the  general  partner of  ICP4.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        1,686,213 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,686,213 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.95%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  64108P101                                             13D        Page 10 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)             (b)  X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         8,349  shares are  directly  owned by Side  Fund.  Integral  Capital
            OWNED BY EACH                         Partners NBT, LLC is the general partner of Side  Fund.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        8,349 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                8,349 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 64108P101                                              13D        Page 11 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         148,240 shares, which are directly owned by Integral Capital
            OWNED BY EACH                         Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        148,240 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              148,240 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.35%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 64108P101                                              13D        Page 12 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                     -------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         1,760 shares,  which are directly  owned by ICP5 Side Fund.   ICP
            OWNED BY EACH                         Management  5 is the  general  partner of ICP5 Side   Fund.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                        1,760 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,760 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.004%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------


                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                                 Page 13 of 25 Pages

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  Netcentives Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  690 Fifth Street
                  San Francisco, CA  94107

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           -----------------------------------------------------

                  This statement is being filed by Integral  Capital  Management
III, L.P., a Delaware limited partnership ("ICM3"),  Integral Capital Management
IV,  LLC,  a Delaware  limited  liability  company  ("ICM4"),  Integral  Capital
Partners  NBT,  LLC, a Delaware  limited  liability  company  ("Integral  NBT"),
Integral  Capital  Management  V, LLC,  a  Delaware  limited  liability  company
("ICM5"),  and ICP Management V, LLC, a Delaware limited liability company ("ICP
Management 5"). The principal business address of ICM3, ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral  Capital Partners III,
L.P.,  a Delaware  limited  partnership  ("ICP3"),  and the  investment  general partner of Integral Capital Partners  International  III, L.P., a Cayman Islands
exempted limited partnership ("ICPI3").  ICM4 is the general partner of Integral
Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general  partner of Integral  Capital  Partners IV MS Side Fund,  L.P., a
Delaware  limited  partnership  ("Side  Fund").  ICM5 is the general  partner of
Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5").  ICP
Management 5 is the general  partner of Integral  Capital  Partners V Side Fund,
L.P., a Delaware limited  partnership ("ICP5 Side Fund").  With respect to ICM3,
ICM4,  Integral NBT, ICM5 and ICP Management 5, this  statement  relates only to
ICM3's,  ICM4's,   Integral  NBT's,  IC5's  and  ICP  Management  5's  indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The
Shares have been purchased by ICP3, ICPI3,  ICP4, Side Fund, ICP5, and ICP5 Side
Fund, and none of ICM3, ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise  hold any Shares.  Management of the business  affairs of ICM3,  ICM4,
Integral  NBT,  ICM5,  and ICP  Management  5,  including  decisions  respecting disposition  and/or  voting of the Shares,  resides in a majority of the general partners or managers of ICM3,  ICM4,  Integral NBT,  ICM5 and ICP  Management 5,
respectively  such that no single general partner of ICM3,  ICM4,  Integral NBT,
ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.



                                                                                                                  Page 14 of 25 Pags

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  64108P101

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [    ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [    ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [    ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)      [    ]   Investment company registered under Section 8 of the Investment Company Act.
         (e)      [    ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      [    ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [    ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [    ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      [    ]   A church plan that is excluded from the definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act;
         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ].

ITEM 4.           OWNERSHIP.
                  ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.




                                                                                                                 Page 15 of 25 Pages

A.       Integral Capital Management III, L.P.

                  (a)      Amount Beneficially Owned:  25,000
                  (b)      Percent of Class:  0.06%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  25,000
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  25,000

         B.       Integral Capital Management IV, LLC

                  (a)      Amount Beneficially Owned:  1,686,213
                  (b)      Percent of Class:  3.95%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  1,686,213
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  1,686,213

         C.       Integral Capital Partners NBT, LLC

                  (a)      Amount Beneficially Owned:  8,349
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  8,349
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  8,349

         D.       Integral Capital Management V, LLC

                  (a)      Amount Beneficially Owned:  148,240
                  (b)      Percent of Class:  0.35%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  148,240
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  148,240


                                                                                                                 Page 16 of 25 Pages

         E.       ICP Management V, LLC
                  ---------------------

                  (a)      Amount Beneficially Owned:  1,760
                  (b)      Percent of Class: 0.00%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  1,760
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  1,760

         F.       Integral Capital Partners III, L.P.

                  (a)      Amount Beneficially Owned:  20,160
                  (b)      Percent of Class:  0.05%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  20,160
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  20,160

         G.       Integral Capital Partners International III, L.P.
                  -------------------------------------------------

                  (a)      Amount Beneficially Owned:  4,840
                  (b)      Percent of Class:  0.01%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  4,840
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  4,840

         H.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  1,686,213
                  (b)      Percent of Class:  3.95%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  1,686,213
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  1,686,213



                                                                                                                 Page 17 of 25 Pages

         I.       Integral Capital Partners IV MS Side Fund, L.P.
                  -----------------------------------------------

                  (a)      Amount Beneficially Owned:  8,349
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  8,349
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  8,349

         J.       Integral Capital Partners V, L.P.
                  ---------------------------------
                  (a)      Amount Beneficially Owned:  148,240
                  (b)      Percent of Class:  0.35%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  148,240
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  148,240

         K.       Integral Capital Partners V Side Fund, L.P.
                  -------------------------------------------
                  (a)      Amount Beneficially Owned:  1,760
                  (b)      Percent of Class: 0.004%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  1,760
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  1,760


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

                  Not applicable.



                                                                                                                 Page 18 of 25 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY.
        ---------------

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

                  Not applicable.

ITEM 10. CERTIFICATION.
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001

                                       INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                       By         /s/ Pamela K. Hagenah
                                          ---------------------------------
                                                Pamela K. Hagenah
                                                a General Partner




                                                                                                               Page 19 of 25 Pages

                                       INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS NBT, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL MANAGEMENT V, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       ICP MANAGEMENT V, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS III, L.P.

                                       By Integral Capital Management III, L.P., its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a General Partner



                                                                                                               Page 20 of 25 Pages

                                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                       III, L.P.

                                       By Integral Capital Management III, L.P., its Investment General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a General Partner

                                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                                       By Integral Capital Management IV, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                       FUND, L.P.

                                       By ICP MS Management, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager




                                                                                                               Page 21 of 25 Pages

                                       INTEGRAL CAPITAL PARTNERS V, L.P.

                                       By Integral Capital Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS V SIDE
                                       FUND, L.P.

                                       By ICP Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager


                                                             Page 22 of 25 Pages

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                        23

                                                                                                                 Page 23 of 25 Pages

                                                              EXHIBIT A

                                                      Agreement of Joint Filing

         The  undersigned  hereby agree that they are filing jointly  pursuant to Rule  13d-1(k)(1)  of the Act the statement  dated
February 13, 2001 containing the information required by Schedule 13G, for the 1,869,562 Shares of capital stock of Netcentives Inc.
held by Integral Capital Partners III, L.P., a Delaware limited  partnership,  Integral Capital Partners  International III, L.P., a
Cayman Islands exempted limited partnership,  Integral Capital Partners IV, L.P., a Delaware limited  partnership,  Integral Capital
Partners IV MS Side Fund, L.P., a Delaware limited  partnership,  Integral Capital Partners V, L.P., a Delaware limited partnership, and Integral Capital Partners V Side Fund, L.P.

Date:  February 13, 2001
                                       INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a General Partner

                                       INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS NBT, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                                                                               Page 24 of 25 Pages

                                       INTEGRAL CAPITAL MANAGEMENT V, LLC



                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       ICP MANAGEMENT V, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS III, L.P.

                                       By Integral Capital Management III, L.P., its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a General Partner

                                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                       III, L.P.

                                       By Integral Capital Management III, L.P., its Investment General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a General Partner

                                                                                                               Page 25 of 25 Pages

                                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                                       By Integral Capital Management IV, LLC,
                                       its General Partner

                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                       FUND, L.P.

                                       By Integral Capital Partners NBT, LLC
                                       its General Partner

                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS V, L.P.

                                       By Integral Capital Management V, LLC,
                                       its General Partner

                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS V SIDE
                                       FUND, L.P.

                                       By ICP Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -----------------------------
                                                Pamela K. Hagenah
                                                a Manager